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Contact: Wallace C. Judd, Jr.
Manager Media Relations
800 King Street  P.O. Box 231
Wilmington, DE 19899
(302) 429-3595                                          [LOGO OF DELMARVA POWER
                                                             APPEARS HERE]
NEWS RELEASE


For Release: May 25, 1994


                 PECO Energy To Sell Conowingo Power Company
                      To Delmarva Power & Light Company

   PECO Energy Company announced that it has entered into a stock purchase agreement to sell its Maryland retail electric subsidiary, Conowingo Power Company (COPCO) to Delmarva Power & Light Company.

   Under the terms of the sale, Delmarva Power will pay $150 million for COPCO. The transaction also includes a ten year contract for PECO Energy to sell power to Delmarva Power. The sale is subject to State and Federal regulatory approvals.

   In announcing the agreement, PECO Energy Chairman and Chief Executive Officer Joseph F. Paquette Jr. said, "After a comprehensive evaluation, the Board selected the proposal which would bring value to our shareholders, while at the same time, provide for lower rates to COPCO customers."

   In commenting on this purchase Delmarva Power Chairman and Chief Executive Officer, Howard Cosgrove said, "This agreement makes winners out of all concerned. COPCO customers benefit from a lower cost of service. Also, it improves Delmarva's business position while adequately compensating PECO Energy shareholders."

   The agreement provides that upon the closing COPCO employees will be employed by Delmarva Power.

   This sale agreement does not involve the Conowingo Hydro-Electric Station, which is owned by Susquehanna Power Company, a PECO Energy subsidiary. Electric service to York County (Pa.) customers now served by COPCO will be provided by PECO Energy.

   Conowingo Power Company supplies electric service to about 35,000 customers in portions of Cecil and Harford (Md.) counties with annual revenues of $77.5 million.

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